NEWS RELEASE NYSE: Common Stock Symbol “MMR”
McMoRan Exploration Co. 1615 Poydras Street New Orleans, LA 70112

	Financial Contacts: David P. Joint (504) 582-4203	Media Contact: William L. Collier (504) 582-1750

McMoRan Exploration Co. Updates Gulf of Mexico Exploration and Production Activities

NEW ORLEANS, LA, August 10, 2005 - McMoRan Exploration Co. (NYSE: MMR) today provided the following update on its Gulf of Mexico exploration and production activities:

McMoRan announced a successful production test on the King Kong discovery on Vermilion Blocks 16/17. The production test indicated a gross flow rate of approximately 20.6 million cubic feet of natural gas per day (Mmcf/d), approximately 3,600 barrels of condensate per day and zero barrels of water (total of approximately 42 Mmcfe/d, 12 Mmcfe/d net to McMoRan) on a 28/64ths choke from 34 net feet of perforations below 15,400 feet in the well. As previously announced, wireline logs indicated that the well encountered 14 hydrocarbon bearing sands totaling approximately 150 feet of net pay. Flowing tubing pressure was approximately 7,400 pounds per square inch at the end of the testing period with approximately 10,115 pounds per square inch shut-in tubing pressure. Initial production is expected in the fourth quarter of 2005, less than six months from reaching total depth of 18,918 feet in the well.

Following completion activities, McMoRan expects to commence drilling the King Kong No. 2 development well. The King Kong No. 2 development well is a direct offset and is targeting sands which are mapped updip to the King Kong No. 1 discovery well with a planned total depth of 13,750 feet to further evaluate sands seen in the discovery well. McMoRan has a 40.0 percent working interest and a 29.2 percent net revenue interest in the King Kong prospect, which is located in 12 feet of water. McMoRan is the operator of the well and has rights to approximately 1,850 gross acres in the area. Gryphon Exploration Company owns a 20 percent working interest in the prospect.

McMoRan also announced the completion of remedial activities associated with mechanical problems at the Hurricane Upthrown discovery. The well, which commenced production on March 30, 2005, and received Royalty Relief on the first 5 Bcfe of production, averaged gross production of approximately 47 Mmcfe/d, 11 Mmcfe/d net to McMoRan, in the second quarter of 2005. The well produced at a reduced average gross rate of approximately 20 Mmcfe/d, 5 Mmcfe/d net to McMoRan, in July 2005. In August 2005, the operator was successful in removing scaling and residue from the pack assembly and the well is currently producing at a gross rate of approximately 40 Mmcf/d and 1,700 bbls/d (50 Mmcfe/d gross, 10 Mmcfe/d net to McMoRan), with plans to increase production to approximately 50 Mmcf/d and 2,150 bbls/d (63 Mmcfe/d gross, 12 Mmcfe/d net to McMoRan). Production from the Hurricane discovery utilizes the Tiger Shoal facilities, which are also being used to produce the JB Mountain and Mound Point discoveries.

McMoRan expects to commence drilling the Hurricane No. 2 development well in the second half of 2005. The Hurricane No. 2 development well is located northwest of the Hurricane discovery well and has a planned total depth of 16,000 feet. The South Marsh Island Block 217 lease is expected to reach 5 Bcfe of production in the third quarter of 2005, after which McMoRan’s net revenue interest would be reduced to 19.4 percent from 22.9 percent in the Hurricane area. McMoRan holds a 27.5 percent working interest and has rights to approximately 7,700 gross acres in the Hurricane area, which is located offshore Louisiana in 10 feet of water.

The West Cameron Block 43 No. 4 exploratory well commenced drilling on April 25, 2005 and has been drilled to a total depth of 18,500 feet. The well encountered several sands that appear to be hydrocarbon bearing. Completion and testing of this well will determine future plans for this prospect. The No. 4 well is located 4,000 feet north of the West Cameron Block 43 No. 3 discovery well. As previously announced, the No. 3 well reached total depth of 18,800 feet in the first quarter of 2005 and wireline logs indicated that the well encountered three hydrocarbon bearing sands in the lower Miocene with a total gross interval in excess of 100 feet. Development plans for the No. 3 well will be determined following evaluation of the results of the No. 4 well. McMoRan holds a 23.4 percent working interest and an 18.0 percent net revenue interest in the West Cameron Block 43 No. 3 well and a 41.7 percent working interest and a 32.3 percent net revenue interest in the West Cameron Block 43 No. 4 well. The West Cameron Block 43 lease, which is located in 30 feet of water, 8 miles offshore, is eligible for Deep Gas Royalty Relief.

The JB Mountain Deep exploratory well No. 224 at South Marsh Island Block 224 commenced on July 14, 2005 and is currently drilling below 11,100 feet. The JB Mountain Deep well, which is located on OCS 310 southeast of and adjacent to the JB Mountain discovery at South Marsh Island Block 223, has a planned total depth of 23,000 feet. McMoRan acquired additional rights in the JB Mountain Deep prospect area, which is located offshore Louisiana in 10 feet of water, in 2005; McMoRan controls 5,200 gross acres in the area. This acreage is not included in the JB Mountain/Mound Point program with a third party. McMoRan operates the JB Mountain Deep prospect and, if successful, would earn a 27.5 percent working interest and a 19.4 percent net revenue interest. The South Marsh Island Block 224 lease is eligible for Deep Gas Royalty Relief.

McMoRan also provided a drilling update on prospects acquired in June 2005 from El Paso Production Company, a subsidiary of El Paso Corporation (NYSE: EP). The Long Point exploratory well at Louisiana State Lease 18090 commenced on July 21, 2005 and is currently drilling below 11,200 feet. The Long Point well, which is located in Vermilion Parish in Louisiana State waters, has a planned total depth of 20,000 feet. At casing point, El Paso can elect to participate for a 25 percent interest, and McMoRan and its private partner would own a 75 percent working interest (37.5 percent each) and an approximate 53.6 percent net revenue interest (26.8 percent each).

The Cane Ridge exploratory well at Louisiana State Lease 18055 commenced on July 29, 2005 and is currently drilling below 8,400 feet. The Cane Ridge well, which is located onshore Vermilion Parish, has a planned total depth of 16,500 feet. At casing point, El Paso can elect to participate for a 25 percent interest, and McMoRan and its private partner would own a 75 percent working interest (37.5 percent each) and an approximate 55 percent net revenue interest (27.5 percent each).

As previously reported McMoRan acquired rights to six high potential, deep-gas exploration prospects on 18,000 gross acres onshore and in state waters in Vermilion Parish Louisiana from El Paso. McMoRan is the operator of these prospects and is developing plans for the drilling of the remaining four prospects covered under this arrangement.

McMoRan is currently drilling three exploration wells and expects to commence drilling four additional prospects by year-end 2005 including Point Chevreuil on Louisiana State Lease 18350. McMoRan currently has rights to approximately 285,000 gross acres and continues to identify prospects to be drilled on its exploratory acreage position. McMoRan is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

During 2004, McMoRan established a multi-year exploration venture with a private partner with an initial combined commitment of $500 million for future expenditures to acquire and exploit high-potential prospects, primarily Deep Miocene targets in the shallow waters of the Gulf of Mexico and Gulf Coast areas. Since inception of this venture, McMoRan and its private partner have participated in six discoveries on the fourteen prospects that have been drilled and evaluated. Production has commenced on three discoveries and development plans are being pursued for the others. Positive results from the potential discovery at Blueberry Hill would bring McMoRan’s success rate to seven out of fifteen prospects.

DRILLING SCHEDULE
	Working Interest	Net Revenue Interest	Water Depth	Proposed Total Depth	Spud Date
Currently Drilling
South Marsh Island Block 224 “JB Mountain Deep”*	27.5%	19.4%	10'	23,000'	July 14, 2005
Louisiana State Lease 18090 “Long Point”	37.5%	26.8%	8'	20,000'	July 21, 2005
Louisiana State Lease 18055 “Cane Ridge”	37.5%	27.5%	Onshore	16,500'	July 29, 2005
Near-Term Well**
Louisiana State Lease 18350 “Point Chevreuil”	25.0%	17.5%	12'	17,000'	Third-Quarter 2005
Development Wells**
Vermilion Blocks 16/17 “King Kong No. 2”	40.0%	29.2%	12'	13,750'	Second-Half 2005
South Marsh Island Block 217 “Hurricane No. 2”	27.5%	19.4%	12'	16,000'	Second-Half 2005

* Depending upon applicability of the Deep Gas Royalty Relief eligibility criteria, the leases on which these wells are located could be eligible for royalty relief up to 25 Bcf under current Minerals Management Service guidelines. McMoRan’s net revenue interest would increase during the royalty relief period for eligible leases.
** Timing of second-half 2005 wells are subject to change.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the Main Pass Energy Hub™ (MPEH™) which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; the economic potential of properties; estimated exploration costs; and the potential Main Pass Energy HubTM Project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM and the ability to obtain significant project financing and regulatory approvals for such project. Such factors and others are more fully described in more detail in McMoRan’s 2004 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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